Exhibit 99.1

Eversource Energy Reports Full Year 2016 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 21, 2017)  Eversource Energy (NYSE: ES) today reported full-year 2016 earnings of $942.3 million, or $2.96 per share, compared with 2015 earnings of $878.5 million, or $2.76 per share.

In the fourth quarter of 2016, Eversource Energy earned $229.2 million, or $0.72 per share, compared with earnings of $181.8 million, or $0.57 per share, in the fourth quarter of 2015.

“2016 was a year of continued strong earnings and dividend growth and the emergence of new opportunities for us to be the catalyst for clean energy development in New England,” said Jim Judge, Eversource Energy president and chief executive officer.  “We envision 2017 to be a year during which many opportunities to enhance service and clean energy options for our customers advance, from bringing clean hydroelectric power into the region to enabling solar, energy storage, natural gas expansion, and off-shore wind development.”

2017 and Long-Term Earnings Per Share (EPS) Guidance

Also today, Eversource Energy projected 2017 earnings of between $3.05 per share and $3.20 per share and long-term earnings per share growth through 2020 of between 5 percent and 7 percent, using 2016 earnings of $2.96 per share as the base.

Electric Transmission

Eversource Energy’s transmission segment earned $370.8 million for the full year of 2016, compared with earnings of $304.5 million for the full year of 2015.  The transmission segment earned $104.2 million in the fourth quarter of 2016, compared with earnings of $79.5 million in the fourth quarter of 2015.  Higher full-year earnings were due primarily to an increased level of investment in Eversource Energy transmission facilities and the absence in 2016 of a charge recorded in 2015 related to reviews by the Federal Energy Regulatory Commission (FERC) of the authorized return on equity (ROE) for the owners of New England’s electric transmission system.  Results in 2016 also benefited from a settlement related to the recovery of $27.5 million of pre-tax merger-related costs through electric transmission rates over one year beginning June 1, 2016.  FERC approved the settlement on January 31, 2017.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $462.8 million for the full year of 2016, compared with $507.1 million for the full year of 2015.  The benefits of higher revenues were more than offset by the absence in 2016 of the benefits from certain positive regulatory items affecting NSTAR Electric in 2015.  In the fourth quarter of 2016, the electric distribution and generation segment earned $81.5 million, compared with earnings of $88.4 million in the fourth quarter of 2015.  The fourth quarter decline was also due in part to the absence in 2016 of positive regulatory items recorded in 2015.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $77.7 million for the full year of 2016, compared with earnings of $72.4 million for the full year of 2015.  Fourth quarter natural gas segment earnings were $25.8 million in 2016, compared with $14.9 million in 2015.  Improved fourth quarter results in 2016 were driven primarily by colder, more seasonable temperatures in 2016, compared with the record warm weather of December 2015.  Firm natural gas sales rose 22 percent in the fourth quarter of 2016, compared with the same period of 2015.

Eversource Energy parent and other companies

Eversource Energy parent and other companies earned $31 million for the full year of 2016, compared with a net loss of $5.5 million for the full year of 2015.  Improved results were driven largely by lower costs related to integration and a lower effective tax rate.

The following table reconciles 2016 and 2015 fourth quarter and full-year earnings per share:

		Fourth Quarter	Full Year
2015	Reported EPS	$0.57	$2.76
	Higher transmission earnings in 2016	$0.08	$0.20
	Higher retail electric revenues and generation results in 2016	$0.03	$0.05
	Higher firm natural gas sales in 2016	$0.03	---
	Lower effective tax rate in 2016	$0.05	$0.06
	Lower non-tracked O&M in 2016	---	$0.08
	Absence of 2015 Massachusetts regulatory orders	($0.03)	($0.12)
	Higher property tax, depreciation expense in 2016	($0.02)	($0.07)
	Other, including interest expense	$0.01	---
2016	Reported EPS	$0.72	$2.96

Financial results for the fourth quarter and full-year 2016 and 2015 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2016	December 31, 2015	Increase/ (Decrease)	2016 EPS[1]
Electric Distribution/Generation	$81.5	$88.4	($6.9)	$0.26
Electric Transmission	$104.2	$79.5	$24.7	$0.33
Natural Gas Distribution	$25.8	$14.9	$10.9	$0.08
Eversource Parent and Other Companies	$17.7	($1.0)	$18.7	$0.05
Reported Earnings	$229.2	$181.8	$47.4	$0.72

Full year ended:

(in millions, except EPS)	December 31, 2016	December 31, 2015	Increase/ (Decrease)	2016 EPS[1]
Electric Distribution/Generation	$462.8	$507.1	($44.3)	$1.46
Electric Transmission	$370.8	$304.5	$66.3	$1.16
Natural Gas Distribution	$77.7	$72.4	$5.3	$0.24
Eversource Parent and Other Companies	$31.0	($5.5)	$36.5	$0.10
Reported Earnings	$942.3	$878.5	$63.8	$2.96

The fourth quarter earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2016	2015
CL&P	$76.3	$69.8
NSTAR Electric	$52.4	$59.9
PSNH	$26.2	$22.0
WMECO	$12.0	$14.1

The full-year earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2016	2015
CL&P	$328.7	$293.8
NSTAR Electric	$290.7	$342.6
PSNH	$132.0	$114.4
WMECO	$58.1	$56.5

Retail sales data:

Three months ended:	December 31, 2016	December 31, 2015	% Change
Electric Distribution (Gwh)
Traditional	6,748	6,673	1.1%
Decoupled	5,928	5,769	2.8%
Total Electric Distribution	12,676	12,442	1.9%

Natural Gas Distribution (mmcf)
Traditional	13,744	11,245	22.2%
Decoupled and Special Contracts	16,191	13,265	22.1%
Total Natural Gas Distribution	29,935	24,510	22.1%

Full year ended:	December 31, 2016	December 31, 2015	% Change
Electric Distribution (Gwh)
Traditional	28,479	28,982	(1.7%)
Decoupled	25,163	25,634	(1.8%)
Total Electric Distribution	53,642	54,616	(1.8%)

Natural Gas Distribution (mmcf)
Traditional	45,314	47,600	(4.8%)
Decoupled and Special Contracts	52,728	55,399	(4.8%)
Total Natural Gas Distribution	98,042	102,999	(4.8%)

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.7 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on February 22, 2017, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities, as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our fourth quarter and full-year 2016 and 2015 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances;  actions or inaction of local, state and federal regulatory, public policy and taxing bodies; changes in business conditions, which could include disruptive technology related to Eversource Energy’s current or future business model; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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